27 April 1999



Mr. Tom Maxfield
Marsden Hall
Lizard Lane
Marsden
Tyne & Wear

NE34 7AD

Dear Tom

Further to our discussions last week, I would like to confirm the following:

The company is holding bi-monthly meetings this year. The next meeting is on 20 May 1999. I will send through a pack before the meeting.

Remuneration for your services is suggested at 10,000 ordinary shares in Invu Inc. plus expenses. In addition, during 1999, we will be implementing a share option scheme, and I suggest that a further 20,000 are reserved for you.

As a consequence of Colorado Law it is not possible for ordinary shares to be issued to any party for services which have not yet been performed. Therefore, we could agree that the shares are in consideration of services to be performed over the next, say, six months, and issued to you at that time.

I hope this is satisfactory. If you would send me a note signifying this together with the questionnaire, I will organize the appropriate documentation.

Yours sincerely

/s/ David Morgan

DAVID MORGAN

Chief Executive